SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
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         14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                        CONSUMER PORTFOLIO SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                       OF

                        CONSUMER PORTFOLIO SERVICES, INC.

                16355 Laguna Canyon Road, Irvine California 92618

                               Phone: 949-753-6800

The annual meeting of the shareholders of Consumer Portfolio Services, Inc. (the "Company") will be held at 10:00 a.m., local time, on Wednesday, May 26, 1999, at the Company's offices, 16355 Laguna Canyon Road, Irvine, California for the following purposes:

o    To elect the Company's entire Board of Directors for a one-year term.

o To approve the issuance of a warrant initially exercisable to purchase 1,335,000 shares of common stock, granted as a condition to the issuance of $5 million of debt.

o To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 31, 1999.

o    To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on April 19, 1999 are entitled to notice of and to vote at the meeting.

Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States. Proxies may be revoked at any time and, if you attend the meeting in person, your executed proxy will be returned to you upon request.

By Order of the Board of  Directors

Mark A. Creatura, Secretary
Dated:   May 10, 1999

                        CONSUMER PORTFOLIO SERVICES, INC.

                            16355 Laguna Canyon Road

                            Irvine, California 92618

                                  949-753-6800

                               PROXY STATEMENT FOR

                         ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 26, 1999

                                   -----------

                                  INTRODUCTION

         This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Consumer Portfolio Services, Inc. (the "Company" or "CPS") for use at the annual meeting of the shareholders to be held at 10:00 a.m., local time, on Wednesday, May 26, 1999 at the Company's offices, 16355 Laguna Canyon Road, Irvine, California 92618, and at any adjournment thereof (the "Annual Meeting").

         All shares represented by properly executed proxies received in time will be voted at the Annual Meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later-dated proxy, or by attending the meeting and giving oral notice of revocation to the Secretary of the Company.

         The Board of Directors of the Company has fixed the close of business on April 19, 1999, as the record date for determining the holders of outstanding shares of the Company's Common Stock, without par value ("CPS Common Stock") entitled to notice of, and to vote at the Annual Meeting. On that date, there were 18,773,501 shares of CPS Common Stock issued and outstanding. Each such share of CPS Common Stock is entitled to one vote on all matters to be voted upon at the meeting, except that holders of CPS Common Stock have the right to cumulative voting in the election of directors, as described herein under the heading "Voting of Shares."

         The notice of the Annual Meeting, this proxy statement and the form of proxy are first being mailed to shareholders of the Company on or about May 10, 1999. Expenses incurred in connection with the solicitation of proxies will be paid by the Company. The proxies are being solicited principally by mail. In addition, directors, officers and regular employees of the Company may solicit proxies personally or by telephone, for which they will receive no payment other than their regular compensation. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of Common Stock of the Company and will reimburse such persons for their expenses so incurred.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

NOMINATIONS

Each of the of the Company's six current directors has been nominated for election as a director at the Annual Meeting, and each has agreed to serve as a director if elected. Directors of the Company are elected annually to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

The names of the nominees, their principal occupations, and certain other information regarding them set forth below is based upon information furnished to the Company by them.

    NAME                             AGE        POSITION(S) WITH THE COMPANY
    Charles E. Bradley, Sr.           69        Chairman of the Board of Directors
    Charles E. Bradley, Jr.           39        President, Chief Executive Officer, and Director
    William B. Roberts                62        Director
    John G. Poole                     56        Vice Chairman of the Board of Directors
    Robert A. Simms                   60        Director
    Thomas L. Chrystie                66        Director

CHARLES E. BRADLEY, SR. has been the Chairman of the Board of the Company since its formation in March 1991. Mr. Bradley is one of the founders of Stanwich Partners, Inc. ("Stanwich"), a Connecticut investment firm which acquires controlling interests in companies in conjunction with the existing operating management of such companies, and has been President, a director and a shareholder of that company since its formation in 1982. He is also President, Chief Executive Officer and a director of Reunion Industries, Inc., a publicly held company which manufactures precision plastic products and provides engineered plastics services. Mr. Bradley is currently Chairman of the Board and Chief Executive Officer of DeVlieg-Bullard, Inc. and Chatwins Group, Inc., and a director of Texon Energy Corp., General Housewares Corp., and Sanitas, Inc. He is Chairman of the Board and Chief Executive Officer of NAB Asset Corporation (38% of whose outstanding shares of voting stock are held by the Company). Other than Stanwich, all of the above corporations are publicly-held or are required to file periodic reports under Section 13 or 15(d) of the Securities Exchange Act of 1934. Mr. Bradley is the father of Charles E. Bradley, Jr.

CHARLES E. BRADLEY, JR. has been the President and a director of the Company since its formation in March 1991. In January 1992, Mr. Bradley was appointed Chief Executive Officer of the Company. From April 1989 to November 1990, he served as Chief Operating Officer of Barnard and Company, a private investment firm. From September 1987 to March 1989, Mr. Bradley, Jr. was an associate of The Harding Group, a private investment banking firm. Mr. Bradley, Jr. is currently serving as a director of NAB Asset Corporation, Chatwins Group, Inc., Texon Energy Corporation and Thomas Nix Distributor, Inc. Charles E. Bradley, Sr. is his father.

WILLIAM B. ROBERTS has been a director of the Company since its formation in March 1991. Since 1981, he has been the President of Monmouth Capital Corp., an investment firm which specializes in management buyouts. Mr. Roberts serves on the board of directors of Atlantic City Racing Association, a publicly-held corporation, which owns and operates a race track.

JOHN G. POOLE has been a director of the Company since November 1993 and its Vice Chairman since January 1996. He was a co-founder of Stanwich in 1982 and has been a director, vice president and shareholder of that company since its formation. Mr. Poole is a director of Reunion Industries, Inc., Sanitas, Inc., Chatwins Group, Inc., and DeVlieg-Bullard, Inc.

ROBERT A. SIMMS has been a director of the Company since April 1995. He has been the Chairman and Chief Executive Officer of Simms Capital Management, Inc. since 1984. He is a director of the National Football Foundation and Hall of Fame. Mr. Simms also serves on the Board of Overseers of Rutgers University and was formerly a partner in Bear Stearns & Co.

THOMAS L. CHRYSTIE has been a director of the Company since April 1995. He has been self-employed as an investor, through Wycap Corporation, since 1988. His previous experience includes 33 years at Merrill Lynch & Co. in various capacities including heading Merrill Lynch's investment banking, capital markets and merchant banking activities. In addition, he served as Merrill Lynch & Co.'s Chief Financial Officer.

The Board of Directors has established an Audit Committee and a Compensation and Stock Option Committee. The members of the Audit Committee are Thomas L. Chrystie (chairman), Robert A. Simms and William B. Roberts. The Audit Committee is empowered by the Board of Directors to review the financial books and records of the Company in consultation with the Company's accounting and auditing staff and its independent auditors and to review with the accounting staff and independent auditors any questions raised with respect to accounting and auditing policy and procedure.

The members of the Compensation and Stock Option Committee are Robert A. Simms (chairman), Thomas L. Chrystie and William B. Roberts. This Committee makes recommendations to the Board of Directors as to general levels of compensation for all employees of the Company, the annual salary of each of the executive officers of the Company, authorizes the grants of options to employees under the Company's 1991 Stock Option Plan and the 1997 Long-Term Incentive Plan, and reviews and approves compensation and benefit plans of the Company.

The Company does not have a Nominating Committee. Shareholders who wish to suggest individuals for possible future consideration for board positions should direct recommendations to the Board of Directors at the Company's principal offices.

The Board of Directors held four regular meetings and three special meetings in 1998. The Audit Committee and the Compensation Committee each met twice during 1998.

The Board of Directors recommends a vote "FOR" each of the nominees above.

                                 PROPOSAL NO. 2

   APPROVAL OF ISSUANCE OF WARRANT INITIALLY EXERCISABLE FOR 1,335,000 SHARES,
          GRANTED AS A CONDITION TO THE ISSUANCE OF $5 MILLION OF DEBT


The Company's business is to purchase automotive retail installment contracts (consumer agreements to purchase automobiles), and then to collect the payments due thereunder, for its own account or for the account of purchasers of such contracts. Because the Company purchases such contracts for a price of approximately 98% of the principal amount financed under such contracts, but collects payments over the life of such contracts (which may be up to 72 months), and also because of the structures in which the Company has sold such contracts, the Company has had a continuing need for liquidity to operate the business.


TRANSACTIONS WITH LLCP


This Proposal No. 2 relates to an April 1999 issuance of a warrant exercisable to purchase 1,335,000 shares of CPS Common Stock at $.01 per share, in connection with the Company's issuance of $5,000,000 of debt, and with the modification of a previously issued warrant so that such warrant would be exercisable with respect to 3,115,000 shares, also at $.01 per share.

On November 17, 1998, the Company sold $25,000,000 aggregate principal amount of 13.50% Senior Subordinated Notes to Levine Leichtman Capital Partners II, L.P. ("LLCP"). As part of that transaction, the Company issued a common stock purchase warrant (the "November Warrant") giving LLCP the right to purchase up to 3,450,000 shares of Common Stock of the Company for an exercise price of $3.00 per share.

That exercise price per share was determined by negotiation between the Company and LLCP, and represented a slight discount from the $3.1875 closing price per share reported by Nasdaq on September 11, 1998, which was the date of the first of several investment proposals from LLCP pursuant to which the November Warrant ultimately was issued.The Company's plan to meet its liquidity and capital requirements for the year 1999 was described in its annual report for the year ended December 31, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" in the annual report distributed with this Proxy Statement. One critical component of that plan was to raise capital in the November 1998 transaction with LLCP (the "November Transaction"). Another was to issue in March 1999 approximately $200 million to $250 million of asset-backed securities in a transaction structured to release approximately $13 million to $17 million of cash to the Company. In late March 1999, the Company learned that the intended insurance and reinsurance providers were unwilling to participate in such a transaction as planned. The Company therefore faced a shortage of liquidity, which would need to be alleviated if the Company were to continue its contract purchasing operations.

Following informal consultations with members of the Company's board of directors, senior management of the Company sought to obtain the required capital from a number of potential sources. Such discussions were conducted with the Company's senior lenders, with the insurer of securities issued in past securitization transactions, with LLCP, with other venture capital firms, with multiple investment banks, and with certain other firms. The Company focused its discussion on parties with which it already had a lending or investment relationship, because it anticipated that the need to conduct a review of the Company's situation would preclude prompt action by previously uninvolved parties. By contrast, a potential investor that had previously reviewed the Company's business and prospects would be in a position to make a decision more quickly.

Each of the organizations with which the Company had such discussions, other than the insurer and LLCP, declined to make capital available to the Company within the desired time frame. The terms discussed with the insurer would have involved short-term lending and cessation of the Company's contract purchasing activities. The terms offered by LLCP involved long-term lending, waivers of certain defaults, limitation on contract purchasing activities, and other terms and conditions. The Company's board of directors on April 12, 1999, concluded that the terms offered by LLCP were the only course open to the Company.

On April 15, 1999, to meet a portion of its capital requirements, the Company therefore sold an additional $5,000,000 aggregate principal amount of 14.50% Senior Subordinated Notes to LLCP. As part of that transaction (the "April Transaction"), (i) LLCP waived or modified certain provisions of the documentation of the November Transaction, (ii) the Company and LLCP modified certain provisions of the November Notes, including an increase in the interest rate to 14.50% per annum, (iii) the Company and LLCP modified the November Warrant by reducing the number of shares thereunder to 3,115,000 and reducing the exercise price to $.01 per share, and (iv) the Company issued a second stock purchase warrant (the "April Warrant") to LLCP, giving LLCP the right to purchase 1,335,000 shares of CPS Common Stock for an exercise price of $.01 per share at any time through April 15, 2009. Immediately following the issuance of the April Warrant, LLCP exercised the November Warrant for 3,115,000 shares at $.01 per share. The increase in the interest rate on the November Notes, and the $.01 per share exercise price of the April Warrant and of the amended November Warrant, were conditions to LLCP's willingness to lend money to the Company in the April Transaction. Such exercise price is not similar to the market price of CPS Common Stock, the closing price of which was $3.625 per share on April 15, 1999.

As a result of the November and April Transactions, LLCP has acquired shares representing approximately 16.6% of the Company's outstanding shares, and may raise that percentage to approximately 22.4% (assuming this proposal is approved). LLCP has paid an aggregate warrant exercise price of $31,150 to date (which may be raised to $45,000 if this proposal is approved and the April Warrant is exercised). The Company obtained in those transactions long-term debt financing in the aggregate principal amount of $30 million.

The Common Stock of the Company is traded on the Nasdaq National Market. It is the policy of the Nasdaq National Market to require shareholder approval of the issuance of common stock or securities convertible into or exercisable for common stock in any transaction other than a public offering, at a price less than book value or market value, if the number of shares of common stock to be issued will amount to 20% or more of the number of shares of common stock outstanding before the issuance.

The November Warrant, as amended to be exercisable for the purchase of 3,115,000 shares, was a warrant representing approximately 19.8% of the 15,658,501 shares that were outstanding immediately prior to the issuance of the November Warrant. For that reason, the Company concluded that exercise of the November Warrant would not cause the Company to violate the Nasdaq policy that requires shareholder approval of certain issuances of shares in excess of 20% of the number of shares previously outstanding.

The November 1998 and April 1999 transactions, however, could be deemed to be a series of related transactions, in which case the exercise of the April Warrant, absent shareholder approval, would exceed the 20% standard. Accordingly, the Company has agreed with LLCP to submit the April Warrant to the shareholders for approval. The April Warrant, by its terms, will not became exercisable until and unless such approval is obtained. The November and April Warrants, considered together, cannot result in the issuance of more than 20% of the number of shares of voting stock that were outstanding prior to the November Transaction, unless shareholder approval of the April Warrant is obtained. The Company has therefore concluded that the requirements of the Nasdaq policy are met by submitting the April Warrant to the shareholders for approval.

Under the agreements related to the issuance of the notes in April 1999, the failure of the Company to obtain the requisite shareholder approval by May 31, 1999 would constitute an Event of Default under the two Senior Subordinated Notes described above, and LLCP could then demand immediate repayment of the entire $30,000,000 principal amount of the two Senior Subordinated Notes. The Company would have great difficulty satisfying such a demand for repayment unless it liquidated substantial assets, which would materially adversely affect the Company's financial condition and future operations; and there can be no assurance that, even by liquidating assets, the Company could satisfy such a demand.


The documents governing the November 1998 and April 1999 transactions also include, among other things, provisions giving LLCP the right to require the Company to register shares issuable under the Warrants for resale, and the right to designate one member of the Board of Directors of the Company. The Company appointed Arthur E. Levine, a principal of LLCP, as a member of the Board of Directors on November 17, 1998. Mr. Levine resigned from the Board on April 2, 1999.

Several past or present directors of the Company have a personal interest in the approval of this proposal: Mr. Levine, as a principal of LLCP, has an interest in seeing the April Warrant held by LLCP become exercisable. Mr. Bradley, Sr. and Mr. Bradley, Jr. have personally guaranteed the $5 million of the Company's indebtedness to LLCP incurred in April 1999, which as noted above, would be in default if this proposal is not approved.


DILUTION RESULTING FROM THE APRIL WARRANT

The November Warrant, as amended, has been exercised in full to purchase 3,115,000 shares of Common Stock for $0.01 per share. Exercise of part or all of the April Warrant would result in an increase in the number of shares of Common Stock outstanding. An issuance of Common Stock at a price below the book value per share (i.e., the exercise of the April Warrant at any time that the CPS Common Stock has a book value of more than $.01 per share) would have a dilutive effect on the book value of outstanding shares of Common Stock. Such issuance would also have a dilutive effect on earnings per share and the relative voting power of present stockholders. Even before exercise, the Company's diluted earnings per share (if any) will be reduced, because this figure will be calculated as if the April Warrant were exercised in full on the date of shareholder approval (if obtained). The exercise price of each of the Warrants is $.01 per share. The book value per share of the Common Stock as of December 31, 1998 was $7.60 per share, and the reported closing sale price of the Common Stock on the Nasdaq National Market on May 7, 1999 was $2.875 per share.

The April Warrant contains anti-dilution provisions that would, upon the occurrence of certain events, adjust upward the number of shares issuable upon the exercise thereof. Among such events are changes to the Company's capital stock that cause more shares to be outstanding (such as stock splits or stock dividends) and any issuances of Common Stock (or its equivalents) at less than fair market value. If, for example, the Company were to raise capital by issuance of convertible debt (or debt with warrants), and the conversion or exercise price were to be less than the prevailing market price of the Company's Common Stock at the time such convertible debt was issued, then the number of shares issuable upon exercise of the April Warrant would increase. The April Warrant also provides for the issuance of additional shares of Common Stock for no additional consideration in the event of any issuance or deemed issuance by the Company of Common Stock at less than fair market value, to the extent such issuance would have increased the number of shares issuable upon exercise of the November Warrant (which has been exercised in full).

VOTE REQUIRED

Approval of the issuance of the April Warrant will require the affirmative vote of a majority of the shares voted on this proposal in person or by proxy. Abstentions and broker non-votes, if any, will not be treated as votes cast and, therefore, will have no effect on the outcome of the vote on this proposal.

LLCP intends to vote its 3,115,000 shares in favor of this proposal. In addition, each of the Company's directors, and certain other shareholders, have given irrevocable proxies to LLCP and entered into voting agreements with LLCP with respect to an aggregate of 7,107,117 shares of the Company's Common Stock, granting LLCP the right to vote such shares on this proposal. Thus, LLCP has the power to vote an aggregate of 10,222,117 shares (more than 50% of the total number of shares entitled to vote) on this proposal, and the Company therefore believes that this proposal is certain to be approved.

BOARD RECOMMENDATION

The Board of Directors has approved the issuance of the April Warrant, and recommends that the Company's stockholders vote "FOR" approval of the proposal regarding the issuance of the April Warrant.



                                 PROPOSAL NO. 3

                          RATIFICATION OF SELECTION OF

                         INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors, on recommendation of the Audit Committee, has appointed the accounting firm of KPMG Peat Marwick to be the Company's independent auditors for the year ending December 31, 1999.

A proposal to ratify that appointment will be presented to shareholders at the Annual Meeting. If the shareholders do not ratify the selection of KPMG Peat Marwick, another firm of independent public accountants will be selected by the Board of Directors at the Annual Meeting. Representatives of KPMG Peat Marwick will be present at the Annual Meeting. Such representatives will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders in attendance.

The Board of Directors recommends a vote "FOR" ratification of the selection of KPMG Peat Marwick.

INFORMATION REGARDING THE COMPANY

EXECUTIVE COMPENSATION

The following pages set forth information in tabular form regarding compensation of the Company's executive officers.

SUMMARY OF COMPENSATION

The following table summarizes all compensation earned during the three fiscal years ended December 31, 1998, 1997 and 1996 by the Company's Chief Executive Officer and by its four most highly compensated other executive officers (such five individuals, the "named executive officers") who were serving as executive officers at December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                        Compensation for            Long Term Compensation
                                                                          period shown                      Awards
     -----------------------------------------   ------------   --------------------------------   -------------------------
           Name and Principal Position              Year            Salary            Bonus             Options/SARs(1)
     -----------------------------------------   ------------   ---------------   --------------   -------------------------
     CHARLES E. BRADLEY, JR.                        1998        $      450,000    $     750,000                     598,400
     President & Chief Executive Officer            1997               425,000          575,000                           0
                                                    1996               381,250          372,500                     200,000
     -----------------------------------------   ------------   ---------------   --------------   -------------------------
     NICHOLAS P. BROCKMAN                           1998               137,000           88,000                      84,600
     Senior Vice President - Collections            1997               127,000           62,000                           0
                                                    1996               117,039           59,500                      12,600
     -----------------------------------------   ------------   ---------------   --------------   -------------------------
     WILLIAM L. BRUMMUND, JR.                       1998               143,000           92,000                      84,600
     Senior Vice President - Systems                1997               129,000           84,000                           0
                                                    1996               117,039           55,500                       5,000
     -----------------------------------------   ------------   ---------------   --------------   -------------------------
     JEFFREY P. FRITZ                               1998               200,000          130,000                      84,600
     Senior Vice President - Finance                1997               175,000           96,000                           0
                                                    1996               154,938           78,250                       5,000
     -----------------------------------------   ------------   ---------------   --------------   -------------------------
     CURTIS K. POWELL                               1998               170,000          107,000                     178,000
     Senior Vice President - Marketing              1997               143,000           97,000                           0
                                                    1996               124,500           51,000                      75,000

(1) Number of shares that may be purchased upon exercise of options that were granted in the period shown. Includes, for the year 1998, a repricing of options previously granted and outstanding at October 22, 1998. See table on next page.

OPTION AND SAR GRANTS

The Company in the year ended December 31, 1998, did not grant any stock appreciation rights to any of the named executive officers, and granted options to such officers on two occasions. The Company in the past had made a practice of granting stock options to its executive officers and other employees from time to time, and in January 1998 granted options to each of its named executive officers. Each named executive officer other than the chief executive officer received in January a grant of options with respect to 20,000 shares, to become exercisable at the then-current market price of $9.00 per share. The chief executive officer received in January a grant of options with respect to 70,000 shares, also to become exercisable at $9.00 per share. On October 22, 1998, the compensation committee of the board of directors determined that the decline in the prevailing market price of the Company's common stock had greatly impaired the incentive value of the Company's outstanding options, and made it advisable to alter the terms of such options so as to maintain an incentive value. The Company therefore at that time amended each outstanding option in two respects:
(i) to reduce the exercise price thereof to $3.25 per share, which was the market price of such shares on the October date of the amendment, and (ii) to prohibit the exercise of all or any part of such modified options prior to October 23, 1999. The following table summarizes each 1998 grant to any of the named executive officers.

                       OPTIONS/GRANTS IN LAST FISCAL YEAR

                                                                                                Potential Realizable Value at
                                                                                                Assumed Annual Rates of Stock
                                      INDIVIDUAL GRANTS                                         Price Appreciation for Option
                                                                                                             Term
----------------------------------------------------------------------------------------------- -------------------------------
                                   Number of         Percent of
                                     Shares        Total Options    Exercise or
                                  Under-lying        Granted to      Base Price    Expiration
             Name               Options Granted     Employees in     ($/Share)        Date            5%             10%
                                                        1998
------------------------------- ----------------- ----------------- ------------- ------------- --------------- ---------------
Charles E. Bradley, Jr.                   70,000              2.0%         $3.25       1/12/08         $72,444        $179.584
                                ----------------- ----------------- ------------- ------------- --------------- ---------------
   President and Chief                   200,000              5.7%         $3.25       3/31/06        $284,512        $671,053
                                ----------------- ----------------- ------------- ------------- --------------- ---------------
   Executive Officer                       8,400              0.2%         $3.25      12/15/04          $9,555         $21,763
                                ----------------- ----------------- ------------- ------------- --------------- ---------------
                                         150,000              4.3%         $3.25       3/31/04        $148,308        $331,548
                                ----------------- ----------------- ------------- ------------- --------------- ---------------
                                          70,000              2.0%         $9.00       1/12/08       $396,204*     $1,004,058*
------------------------------- ----------------- ----------------- ------------- ------------- --------------- ---------------
Jeffrey P. Fritz                          20,000              0.6%         $3.25       1/12/08         $36,961         $91,625
                                ----------------- ----------------- ------------- ------------- --------------- ---------------
   Senior Vice President -                32,000              0.9%         $3.25       5/02/04         $32,220         $72,196
                                ----------------- ----------------- ------------- ------------- --------------- ---------------
          Finance                          7,600              0.2%         $3.25      10/31/04          $8,445         $19,172
                                ----------------- ----------------- ------------- ------------- --------------- ---------------
                                           5,000              0.1%         $3.25       3/31/06          $7,113         $16,776
                                ----------------- ----------------- ------------- ------------- --------------- ---------------
                                          20,000              0.6%         $9.00       1/12/08       $113,201*       $286,874*
------------------------------- ----------------- ----------------- ------------- ------------- --------------- ---------------
Curtis K. Powell                          20,000              0.6%         $3.25       1/12/08         $18,481         $45,812
                                ----------------- ----------------- ------------- ------------- --------------- ---------------
   Senior Vice President -                35,000              1.0%         $3.25       3/13/06         $49,790        $117,434
                                ----------------- ----------------- ------------- ------------- --------------- ---------------
          Marketing                       20,000              0.6%         $3.25       1/17/05         $23,137         $52,828
                                ----------------- ----------------- ------------- ------------- --------------- ---------------
                                          43,000              1.2%         $3.25      10/31/04         $47,779        $108,473
                                ----------------- ----------------- ------------- ------------- --------------- ---------------
                                          40,000              1.1%         $3.25       3/31/06         $56,902        $134,211
                                ----------------- ----------------- ------------- ------------- --------------- ---------------
                                          20,000              0.6%         $9.00       1/12/08       $113,201*       $286,874*
------------------------------- ----------------- ----------------- ------------- ------------- --------------- ---------------
William L. Brummund, Jr.                  20,000              0.6%         $3.25       1/12/08         $36,961         $91,625
                                ----------------- ----------------- ------------- ------------- --------------- ---------------
   Senior Vice President -                32,000              0.9%         $3.25       5/02/04         $32,220         $72,196
                                ----------------- ----------------- ------------- ------------- --------------- ---------------
          Systems                          7,600              0.2%         $3.25      10/31/04          $8,445         $19,172
                                ----------------- ----------------- ------------- ------------- --------------- ---------------
                                           5,000              0.1%         $3.25       3/31/06          $7,113         $16,776
                                ----------------- ----------------- ------------- ------------- --------------- ---------------
                                          20,000              0.6%         $9.00       1/12/08       $113,201*       $286,874*
------------------------------- ----------------- ----------------- ------------- ------------- --------------- ---------------
Nicholas P. Brockman                      20,000              0.6%         $3.25       1/12/08         $36,961         $91,625
                                ----------------- ----------------- ------------- ------------- --------------- ---------------
Senior Vice President -                   12,600              0.4%         $3.25       3/31/06         $17,924         $42,276
                                ----------------- ----------------- ------------- ------------- --------------- ---------------
Collections                               32,000              0.9%         $3.25       5/02/04         $32,220         $72,196
                                ----------------- ----------------- ------------- ------------- --------------- ---------------
                                          20,000              0.6%         $9.00       1/12/08       $113,201*       $286,874*
------------------------------- ----------------- ----------------- ------------- ------------- --------------- ---------------

   * The recipients of such options will receive no value therefrom, as such options were cancelled and replaced in October 1998, as shown in the above table

OPTIONS REPRICING

The following table sets forth information regarding each repricing of any options held by any executive officer of the Company, at any time from inception to the present:

Name and Position           Date        Number of         Market Price     Exercise Price   New         Length of Original
                                        Shares Under-     of Stock at      at Time          Exercise    Option Term
                                        lying Options     Time of          of Repricing     Price       Remaining at Date
                                        Repriced or       Repricing or     or                           of Repricing or
                                        Amended           Amendment        Amendment                    Amendment
Thurman L. Blizzard         10/22/98    70,000            $3.2500          $9.0000          $3.2500     9 Years  83 Days
Sr. Vice President -
Collections

Charles E. Bradley, Jr.     10/22/98    150,000           $3.2500          $5.3750          $3.2500     5 Years 162 Days
President and Chief         10/22/98    8,400             $3.2500          $7.2500          $3.2500     6 Years 55 Days
Executive Officer           10/22/98    200,000           $3.2500          $8.8750          $3.2500     7 Years 161 Days
                            10/22/98    70,000            $3.2500          $9.0000          $3.2500     9 Years 83 Days

Nicholas P. Brockman        10/22/98    32,000            $3.2500          $5.3750          $3.2500     5 Years 194 Days
Sr. Vice President -        10/22/98    12,600            $3.2500          $8.8750          $3.2500     7 Years 161 Days
Collections                 10/22/98    20,000            $3.2500          $9.0000          $3.2500     9 Years 83 Days

William L.                  10/22/98    32,000            $3.2500          $5.3750          $3.2500     5 Years 194 Days
Brummund, Jr.               10/22/98    7,600             $3.2500          $11.0000         $3.2500     6 Years 10 Days
Sr. Vice President -        10/22/98    5,000             $3.2500          $8.8750          $3.2500     7 Years 161 Days
Systems                     10/22/98    20,000            $3.2500          $9.0000          $3.2500     9 Years 83 Days

Mark A. Creatura            10/22/98    20,000            $3.2500          $9.0000          $3.2500     9 Years 83 Days
Sr. Vice President -        5/7/97      50,000            $8.4375          $12.0000         $8.5000     8 Years 177 Days
Legal                       10/22/98    50,000            $3.2500          $8.5000          $3.2500     8 Years 198 Days

Jeffrey P. Fritz            10/22/98    32,000            $3.2500          $5.3750          $3.2500     5 Years 194 Days
Sr. Vice President -        10/22/98    7,600             $3.2500          $11.0000         $3.2500     6 Years 10 Days
Finance                     10/22/98    5,000             $3.2500          $8.8750          $3.2500     7 Years 161 Days
                            10/22/98    20,000            $3.2500          $9.0000          $3.2500     9 Years 83 Days

Curtis K. Powell            10/22/98    35,000            $3.2500          $8.8750          $3.2500     7 Years 161 Days
Sr. Vice President -        10/22/98    40,000            $3.2500          $8.8750          $3.2500     7 Years 161 Days
Marketing                   10/22/98    43,000            $3.2500          $7.2500          $3.2500     6 Years 10 Days
                            10/22/98    20,000            $3.2500          $6.6250          $3.2500     6 Years 88 Days
                            10/22/98    20,000            $3.2500          $9.0000          $3.2500     9 Years 83 Days

Richard P. Trotter          10/22/98    32,000            $3.2500          $5.3750          $3.2500     5 Years 194 Days
Sr. Vice President -        10/22/98    70,000            $3.2500          $4.3750          $3.2500     5 Years 75 Days
Originations                10/22/98    7,600             $3.2500          $7.2500          $3.2500     6 Years 161 Days
                            5/7/97      43,000            $8.4375          $12.0000         $8.5000     8 Years 177 Days
                            10/22/98    20,000            $3.2500          $9.0000          $3.2500     9 Years 83 Days
                            10/22/98    43,000            $3.2500          $8.5000          $3.2500     8 Years 199 Days

AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUE TABLE

The following table sets forth, as of December 31, 1998, and for the year then ended, the number of unexercised options held by each of the named executive officers, the number of shares subject to then exercisable and unexercisable options held by such persons and the December 31, 1998 value of all unexercised options held by such persons. Each option referred to in the table was granted under the Company's 1991 Stock Option Plan, or under the 1997 Long-Term Incentive Plan, at an option price per share equal to the fair market value per share on the date of grant.

----------------------------   ----------------------------------------   -------------------------------------
             Name                  Number of Unexercised Options at         Value of Unexercised In-the-Money
                                        December31, 1998                     Options at December 31, 1998(1)
                                      Exercisable/Unexercisable                Exercisable/Unexercisable
----------------------------   ----------------------------------------   -------------------------------------
Charles E. Bradley, Jr.                                  1,840/164,000                       $7,130 / $635,500
----------------------------   ----------------------------------------   -------------------------------------
Nicholas P. Brockman                                     18,400/64,600                         71,300/ 250,325
----------------------------   ----------------------------------------   -------------------------------------
William L. Brummund, Jr.                                 48,000/64,600                         186,000/250,325
----------------------------   ----------------------------------------   -------------------------------------
Jeffrey P. Fritz                                         69,000/64,600                         267,375/250,325
----------------------------   ----------------------------------------   -------------------------------------
Curtis K. Powell                                              0/29,400                             0 / 113,925
----------------------------   ----------------------------------------   -------------------------------------

(1) Valuation is based on the last sales price on December 31, 1998 of $3.875 per share, as reported by Nasdaq.

BONUS PLAN

The named executive officers and other officers participate in a management bonus plan, pursuant to which such employees are entitled to earn cash bonuses, if the Company achieves certain net income levels or goals established by the Board of Directors. The amount of bonus payable to each officer is determined by the Board of Directors upon recommendation of the Compensation Committee.

DIRECTOR COMPENSATION

During the year ended December 31, 1998, the Company paid director compensation of $125,000 to Mr. Bradley, Sr., for his service as Chairman of the Board of Directors, and $75,000 to Mr. Poole for his service as Vice-Chairman of the Board of Directors. Mr. Bradley, Jr., President of the Company, received no additional compensation for his service as a director. The remaining directors received a retainer of $1,000 per month and an additional fee of $500 per diem for attendance at meetings.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES IN GENERAL

As to base salary, the Company's objective is to establish base salaries at levels competitive with those in its industry. Annual adjustments in base salaries of officers other than the chief executive officer are approved by the Compensation Committee, acting on the recommendation of the chief executive officer.

The Company has made a practice of paying annual bonuses to encourage executive officers and key management personnel to exercise their best efforts and management skills toward achieving the Company's objectives. Under the Company's bonus plan as applied to the year ended December 1998, executive officers of the Company other than its chief executive officer were eligible to receive a cash bonus of up to 100% of their base salaries. The amount of such bonus is determined by the Compensation Committee, acting on the recommendation of the chief executive officer. The principal determining factor in the amount of bonus is whether the Company as a whole has met its earnings objectives. Such objectives are set by the board of directors at its spring meeting of the prior year. Other factors in determining the amount of bonus are whether the executive has met individual objectives set by the chief executive officer and a subjective evaluation of the officer's performance. The Compensation Committee also considers whether the level of compensation proposed would be fully deductible to the Company for federal income tax purposes.

Applying the above principles, the Compensation Committee in 1999 approved bonus compensation to each of the named executive officers, other than the chief executive officer, of approximately 63% to 65% of his base salary for the year ended December 31, 1998.

The Company's long-term incentive plan has consisted of awards of incentive and non-qualified stock options designed to promote the identity of long-term interests between the Company's executives and its shareholders and to assist in the retention of key executives and management personnel. Since the full benefit of stock option compensation cannot be realized unless stock appreciation occurs over a number of years, stock option grants are designed to provide an incentive to create shareholder value over a sustained period of time. On October 22, 1998, the Company reduced the exercise price of substantially all of the outstanding common stock options under the 1991 Stock Option Plan and the 1997 Long-Term Incentive Stock Plan to the fair market value per share as of the date of the reduction in price. The Company repriced these options in an effort to retain employees at a time when a significant percentage of stock options had exercise prices that were above fair market value. The Company believes that stock options are a valuable tool in compensating and retaining employees. All of the Company's executive officers participated in this repricing.

In exercising its discretion as to the level of executive compensation and its components, the Compensation Committee considers a number of factors. Financial factors considered include growth in the Company's revenue, income and earnings per share; the extent of appreciation in its stock price; and return on equity. Operational factors considered include the Company's cost of funds; indicators of the credit quality of the Company's servicing portfolio, including levels of delinquencies and charge-offs; and indicators of successful management of personnel, including the number of employees hired and employee stability.

The Company also maintains certain broad-based employee benefit plans in which executive officers are permitted to participate on the same terms as non-executive personnel who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans.

COMPENSATION OF THE COMPANY'S CHIEF EXECUTIVE OFFICER

The Company's general approach in setting the annual compensation of its chief executive officer is to seek to be competitive with financial services companies similar to the Company, but to have a large percentage of his target compensation be dependent upon the Company's financial performance. During the year ended December 1998, the Company's chief executive officer, Charles E. Bradley, Jr., received $450,000 in base salary, which was an increase from a rate of $425,000 per year applicable to 1997. In setting that rate, the Compensation Committee considered primarily the levels of chief executive officer compensation prevailing among fast-growing financial services companies. The Committee also took note of the growth in the Company's revenues and earnings in deciding to approve an increase in base salary.

The Company's policy regarding cash bonuses paid to its chief executive officer has been similar to its policy regarding cash bonuses for other executive officers, except that the Compensation Committee exercises a greater degree of discretion with respect to award of a bonus to the chief executive officer than it exercises with respect to bonuses paid to other executive officers. Pursuant to a plan adopted and approved by the shareholders in 1998, the maximum annual bonus for which the chief executive officer could be eligible would be a bonus of 3% of the Company's pre-tax earnings for that year. The Compensation Committee in 1998 determined to set the target bonus for the chief executive officer at 3% of the Company's pre-tax earnings for the year.

Pursuant to the plan, the Compensation Committee in 1999 approved bonus compensation to the chief executive officer of $750,000, representing 1.69% of the Company's pre-tax earnings for the year ended December 31, 1998. In determining to exercise its discretion to reduce the bonus awarded below the target level of 3%, the Compensation Committee considered the overall level of compensation earned by chief executive officers at comparable firms, the existence of adverse conditions in the industry, and the market performance of the Company's common stock.

THE COMPENSATION COMMITTEE              Robert A. Simms
                                        William B. Roberts
                                        Thomas L. Chrystie

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate by reference future filings, including this Proxy Statement, in whole or in part, the preceding report and the following Performance Graph shall not be incorporated by reference into any such filings.

PERFORMANCE GRAPH

The following graph compares the yearly change in the Company's cumulative total shareholder return on its common stock from March 31, 1994 through December 31, 1998, with (i) the cumulative total return of the Center for Research in Security Prices ("CRSP") Index for the Nasdaq Stock Market (U.S. Companies), and
(ii) the cumulative total return of the CRSP Index for Nasdaq Financial Stocks. The graph assumes $100 was invested on March 31, 1994 in the Company's common stock, and in each of the two indices shown, and that all dividends were reinvested. Data are presented for the last trading day in each of the Company's fiscal years. The Company's fiscal year ended on March 31 until 1995, when the Company changed its fiscal year-end to December 31.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG CONSUMER PORTFOLIO SERVICES, INC., NASDAQ STOCK MARKET (U.S. COMPANIES) AND NASDAQ FINANCIAL STOCKS.

                      [PERFORMANCE GRAPH REPRESENTED HERE]

                                                   MAR 1994     MAR 1995     DEC 1995     DEC 1996     DEC 1997     DEC 1998
                                                   --------     --------     --------     --------     --------     --------
Consumer Portfolio Services, Inc.                   $100.00      $151.16      $169.76      $209.30      $179.07      $72.09
Nasdaq Stock Market (U.S.)                          $100.00      $111.25      $144.33      $177.49      $217.41      $306.36
Nasdaq Financial Stocks (U.S. & Foreign)            $100.00      $112.01      $148.38      $190.21      $290.58      $281.62

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of shares of CPS Common Stock (its only class of voting securities) owned beneficially as of April 19, 1999, by (i) each person known to CPS to own beneficially more than 5% of the outstanding Common Stock, (ii) each director or named executive officer of CPS, and (iii) all directors and executive officers of CPS as a group. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned by such persons. The address of Messrs. Bradley, Jr., Brockman, Fritz, Brummund, Jr. and Powell is c/o Consumer Portfolio Services, Inc., 16355 Laguna Canyon Road, Irvine, CA 92618.

                                                                                   Amount & Nature of       Percent
                      Name & Address of Beneficial Owner                                   Beneficial      of Class
                      ----------------------------------                                   ----------      --------
                                                                                         Ownership(1)
                                                                                         ------------
Charles E. Bradley, Sr..........................................................        3,817,719 (2)         20.3%
   Stanwich Partners, Inc., 62 Southfield Avenue, Stamford, CT 06902

William B. Roberts..............................................................        1,033,982              5.5%
   Monmouth Capital Corp., 126 East 56th Street, New York, NY10022

John G. Poole...................................................................          298,532              1.6%
   Stanwich Partners, Inc., 62 Southfield Avenue, Stamford, CT 06902

Thomas L. Chrystie..............................................................           90,000 (3)          0.5%
   P.O. Box 640, Wilson, WY 83014

Robert A. Simms.................................................................          150,144 (4)          0.8%
   55 Railroad Ave., Plaza Suite, Greenwich, CT 06830

Charles E. Bradley, Jr..........................................................        1,401,754 (5)          7.5%

Nicholas P. Brockman............................................................           76,557              0.4%

William L. Brummund, Jr.........................................................           92,896              0.5%

Jeffrey P. Fritz................................................................           60,686              0.3%

Curtis K. Powell................................................................              291                0%

All directors and executive officers combined (13 persons) .....................        6,407,648             33.9%

Levine Leichtman Capital Partners II, L.P.......................................        4,450,000 (6)         22.1%
   335 North Maple Drive, Suite 240, Beverly Hills, CA  90210

New South Capital Management ...................................................        2,484,700 (7)         13.2%
   1000 Ridgeway Loop Road, Suite 233, Memphis, TN 38120

Robert T. Gilhuly and Kimball J. Bradley, Trustees..............................        1,058,818 (8)          5.6%
   c/o Cummings & Lockwood, Box 2505, Greenwich, CT 06830

(1) Includes certain shares that may be acquired at present from the Company upon exercise of options, as follows: Mr. Bradley, Jr., 1,840 shares, Mr. Fritz, 32,200 shares, Mr. Brummund, 48,000 shares, and Mr. Brockman, 18,400 shares.
(2) Includes 207,490 shares owned by the named person's spouse, as to which he has no voting or investment power, and 594,381 shares owned by two corporations (Stanwich Financial Services Corp., or "SFSC," and Stanwich Partners, Inc., or "Stanwich") of which the named person is president and a director. Includes 620,000 shares subject to options in favor of Mr. Chrystie and Mr. Bradley, Jr.
(3) Includes 70,000 shares held by the Thomas L. Chrystie Living Trust, and 20,000 shares that Mr. Chrystie may acquire upon exercise of an option written by SFSC.
(4) Includes 16,944 shares owned by Mr. Simms' spouse, as to which he has no voting or investment power.
(5) Includes 211,738 shares held by a trust of which Mr. Bradley is the beneficiary, as to which he has no voting or investment power. Also includes 600,000 shares that Mr. Bradley, Jr. has the presently exercisable right to acquire from Mr. Bradley, Sr.
(6) Comprises 3,115,000 issued shares and the 1,335,000 shares that would become issuable upon approval of Proposal Two. The named person also holds the right to vote, as to such a proposal only, an additional 7,107,117 shares, pursuant to irrevocable proxies and voting agreements.
(7) Included herein in reliance on the amended statement on Schedule 13G filed by the named person on February 11, 1999.
(8) These shares are held in trusts of which the beneficiaries are Charles E. Bradley, Sr.'s adult children, including, among others, Charles E. Bradley, Jr., (as to 211,738 shares) and Kimball J. Bradley (as to 211,802 shares).

COMPLIANCE WITH SECTION 16 (a) OF THE SECURITIES EXCHANGE ACT OF 1934

The Company's directors, certain officers, and persons holding more than ten percent of the Company's common stock are required to report, within certain periods, their initial ownership of and any subsequent transactions in any of the Company's equity securities. Based solely upon reports furnished to the Company and written representations and information provided to the Company by the persons required to make such filings, all such individuals have satisfied such filing requirements in full with respect to the year 1998.

CERTAIN TRANSACTIONS

The Company has retained Stanwich (a corporation of which Charles E. Bradley, Sr. and John G. Poole are principal shareholders) to provide consulting services for compensation at the rate of $75,000 per year. Stanwich has agreed to provide such level of consulting services relating to strategic business and tax planning and investment analysis as the Company reasonably may request. No fixed, minimum or maximum number of hours of service is specified. Concurrently with issuance of the April Warrant, the Company and Stanwich terminated the consulting agreement.

The Company holds 80% of the outstanding shares of the capital stock of CPS Leasing, Inc. ("CPSL"). The remaining 20% of CPSL is held by Charles E. Bradley, Jr., who is the President and a director of the Company. CPSL is engaged in the equipment leasing business. CPSL finances its purchases of the equipment that it leases to others through either of two lines of credit. Amounts borrowed by CPSL under one of those two lines of credit have been guaranteed by the Company. As of March 31, 1999, the total amount outstanding under the two lines of credit was approximately $3.9 million, of which the Company had guaranteed approximately $1.9 million. The Company has also financed the operations of CPSL by making operating advances and by advancing to CPSL the fraction of the purchase prices of its leased equipment that CPSL does not borrow under its lines of credit. The aggregate amount of advances made by the Company to CPSL as of March 31, 1999, is approximately $3.6 million. The advances related to operations bear interest at the rate of 8.5% per annum. The advances related to the fraction of the purchase price of leased equipment are not interest bearing.

The Company holds 38% of the outstanding shares of NAB Asset Corp. ("NAB"), a corporation of which Mr. Bradley, Sr. is the chairman and chief executive officer and of which Mr. Bradley, Jr. is a director. The Company held outstanding indebtedness of NAB in the principal amount of $5.5 million at December 31, 1997, which indebtedness bears interest at the rate of 13% per annum. During 1998, NAB repaid approximately $3.4 million of the principal thereof. In June 1998, the Company borrowed $3.0 million from NAB, issuing in exchange its promissory note, bearing interest at 14% per annum. The Company repaid that note in full during 1998. The amount remaining outstanding of NAB's indebtedness to the Company, as of March 31, 1999, was approximately $700,000.

In the ordinary course of its business operations, the Company from time to time purchases retail automobile installment contracts from an automobile dealer, Cars USA, which is owned by a corporation of which Mr. Bradley, Sr. and Mr. Bradley, Jr. are the principal shareholders. During the year ended December 31, 1998, the Company purchased 296 such contracts, with an aggregate principal balance of approximately $4.2 million. The Company paid an aggregate of approximately $4.1 million for such contracts. All such purchases were on the Company's normal business terms. The Company also from time to time sells repossessed automobiles to Cars USA, and sold 51 such vehicles to Cars USA in 1998, for aggregate consideration of $432,790.

The Company has provided inventory financing ("flooring") and has lent additional monies to Cars USA. As of December 31, 1998, the total amount owed to the Company was approximately $904,000, of which $330,000 represented flooring. The largest aggregate amount of indebtedness outstanding under the flooring line at any time since the beginning of the last fiscal year was $1.0 million, as of March 31, 1998. The flooring financing is a revolving line of credit, bearing interest at 10% per year, with a maximum advance depending upon the value of used car inventory, and with an overall maximum of $1,500,000. Other borrowings in the aggregate amount of $250,000 do not bear interest. The remainder of the amount owed to the Company represents fees for services performed for the dealer by the Company.

On July 21, 1998, the Company sold 443,459 shares of its common stock for cash consideration of $5 million. The securities were sold in a private transaction to Stanwich Financial Services Corp. ("SFSC"), which is a corporation of which the Company's chairman of the board, Charles E. Bradley, Sr., is the sole director, chief executive officer, and principal shareholder. The price at which the shares were sold was determined by reference to the market price of such shares, which was $12.625 per share on July 21, 1998. The Company agreed to apply a discount of 11% to such price to reflect the absence of any underwriting discount to be paid the by the Company, the large block being purchased, and that the shares issued were not registered for resale to the public.

In August and September of 1998, SFSC and Mr. Poole lent the Company $4 million and $1 million, respectively, on a short-term basis, and with an interest rate of 15% per annum. Simultaneously with the November 1998 issuance of senior subordinated notes to LLCP, Mr. Poole and SFSC agreed to certain modifications to that indebtedness. In particular, they agreed to subordinate their indebtedness to the indebtedness in favor of LLCP, to extend the maturity of their debt until June 2004, and to reduce their interest rate from 15% to 12.5%. SFSC and Mr. Poole received in return the option to convert such debt into an aggregate of 1,666,667 shares of common stock at the rate of $3.00 per share through maturity at June 30, 2004. SFSC further agreed to subordinate to LLCP up to $15 million of other Company indebtedness held by SFSC, to the extent the notes representing such indebtedness had not been pledged to unaffiliated third parties.

In November 1998 and April 1999, the Company issued certain warrants and senior subordinated notes to LLCP, on the terms and conditions set forth above in the description of Proposal Two. In connection therewith, the Company also retained LLCP to provide consulting services, and to pay a consulting fee at the rate of $275,000 per year, effective December 1, 1999, through November 30, 2003. No fixed, minimum or maximum number of hours of service is specified.

The agreements and transactions described above were entered into by the Company with the parties who personally benefited from such transactions and who had a control or fiduciary relationship with the Company (Mr. Levine, with whom the Company negotiated the LLCP transactions, was a director of the Company after the consummation of the November 1998 transaction until April 1999). In each case such agreements and transactions have been reviewed and approved by the members of the Company's Board of Directors who are disinterested with respect thereto.

VOTING OF SHARES

The Board of Directors recommends that an affirmative vote be cast in favor of each of the nominees and proposals listed on the proxy card.

The Board of Directors knows of no other matters that may be brought before the meeting which require submission to a vote of the shareholders. If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

Holders of CPS Common Stock are entitled to one vote per share on each matter other than election of directors. As to election of directors, each holder of CPS Common Stock may cumulate such holder's votes and give any nominee an aggregate number of votes equal to the number of directors to be elected multiplied by the number of shares of CPS Common Stock held of record by such holder as of the record date, or distribute such aggregate number of votes among as many nominees as the holder thinks fit. However, no such holder shall be entitled to cumulate votes for any nominee unless such nominee's name has been placed in nomination prior to the voting and the holder has given notice at the annual meeting prior to the voting of the holder's intention to cumulate votes. If any one holder has given such notice, all holders may cumulate their votes for nominees. Discretionary authority is sought hereby to cumulate votes of shares represented by proxies.

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent. The Inspector of Elections will also determine whether or not a quorum is present. The affirmative vote of a majority of shares represented and voting on the proposal at a duly held meeting at which a quorum is present is required for approval of Proposal No. 2 (Approval of Warrant to Purchase 1,335,000 Shares) and Proposal No. 3 (Selection of Independent Auditors). In general, California law provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR the election of nominees for director named herein; FOR the approval the Warrant to Purchase 1,335,000 Shares; and FOR the ratification of the appointment of KPMG Peat Marwick as the Company's independent auditors for the year ending December 31, 1999; and will be deemed to grant discretionary authority to vote upon any other matters properly coming before the meeting. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will be considered as abstentions with respect to that matter. While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

SHAREHOLDER PROPOSALS

The Company expects to hold its year 2000 Annual Meeting of Shareholders on Wednesday, May 31, 2000. In order to be considered for inclusion in the Company's proxy statement and form of proxy for the 1999 Annual Meeting, any proposals by shareholders intended to be presented at such meeting must be received by the Secretary of the Company at 16355 Laguna Canyon Road, Irvine, California 92618 by no later than January 10, 2000.

                        CONSUMER PORTFOLIO SERVICES, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 26, 1999

        The undersigned shareholder of CONSUMER PORTFOLIO SERVICES, INC., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement with respect to the Annual Meeting of Shareholders of Consumer Portfolio Services, Inc. to be held at the offices of said corporation at 16355 Laguna Canyon Road, Irvine, California 92618 on Wednesday, May 26, 1999, at 10:00 a.m., and hereby appoints Charles E. Bradley, Jr. and Jeffrey P. Fritz, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the Consumer Portfolio Services, Inc. Common Stock of the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting (and any such postponements or adjournments).

        THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2 AND 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

              (IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE)

/x/ Please mark
    votes as in
    this example           Please Detach and Mail in the Envelope Provided

                                                                                                            FOR   AGAINST   ABSTAIN

1. Election of Directors  Nominees:                               2.  To approve issuance of a warrant      / /     / /     / /
   Charles E. Bradley, Sr., Charles E. Bradley, Jr.,                  initially exercisable to purchase
   John G. Poole, Robert A. Simms, William B. Roberts                 1,335,000 shares of common stock,
   and Thomas L. Chrystie                                             granted as a condition to the
                                                                      issuance of $5 million of debt.
   FOR ALL                    WITHHELD
   NOMINEES                   FROM ALL
                              NOMINEES
    /  /                        /  /                              3.  To ratify the appointment of KPMG      / /     / /     / /
                                                                      Peat Marwick LLP as independent
For all nominees except as noted below                                auditors of the Company for the
                                                                      year ending December 31, 1999.

    ----------------------------------                            4.  To transact such other business as may properly come before the meeting or any adjournment(s) thereof.



                                                                                                            MARK HERE FOR    / /
                                                                                                            ADDRESS CHANGE
                                                                                                            AND NOTE AT LEFT

                                                                  PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD



Signature:_____________________________ Date:_________________Signature:_____________________________ Date:________________

NOTE: This proxy should be signed by the shareholder(s) exactly as his or her name(s) appear(s) hereon, dated and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both persons should sign.

[LETTERHEAD OF AMERICAN STOCK TRANSFER & TRUST COMPANY]



10 May 1999



Re:      Annual Meeting of Shareholders of Consumer Portfolio Services, Inc.

Dear Shareholder:

On May 6, 1999, American Stock Transfer mistakenly mailed to you and to several other shareholders of Consumer Portfolio Services, Inc. (the "Company") a packet of materials relating to the Company's 1999 annual meeting. The proxy statement included in that package was not the final form of proxy statement approved by the Company for distribution. Approximately 70 shareholders were mailed such packet.

Please disregard the earlier package, and review instead the materials enclosed herewith.

We apologize for any confusion resulting from the duplicative mailings.


Very truly yours,

AMERICAN STOCK TRANSFER AND TRUST COMPANY